Exhibit 10.1

NINTH AMENDMENT TO

FINANCING AGREEMENT

THIS NINTH AMENDMENT TO FINANCING AGREEMENT (this “Amendment”), dated this 21st day of May, 2013, and becoming effective as described in Section 3.2 hereof, is made by and among:

CROWN CRAFTS, INC., a Delaware corporation (“CCI”);

HAMCO, INC., a Louisiana corporation (“Hamco”);

CROWN CRAFTS INFANT PRODUCTS, INC., a Delaware corporation (“CCIP”; together with CCI and Hamco, the “Companies” and each a “Company”); and

THE CIT GROUP/COMMERCIAL SERVICES, INC., a New York corporation (“CIT”),

to the Financing Agreement, dated July 11, 2006 (as amended, modified, restated or supplemented from time to time, the “Financing Agreement”), among CIT, the Companies and Churchill Weavers, Inc., a Kentucky corporation (“Weavers”). All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Financing Agreement.

RECITALS

A.    Pursuant to the Financing Agreement, CIT has agreed to make loans and extend credit to the Companies in the amounts, upon the terms and subject to the conditions contained therein.

B.     CIT and the Companies have agreed to extend the Termination Date and make certain other changes to the Financing Agreement pursuant to the terms and conditions of this Amendment.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Companies and CIT hereby agree as follows:

ARTICLE I

RELEASE OF WEAVERS

CIT hereby releases Weavers from any and all indebtedness, liabilities or obligations it may have to CIT under the Financing Agreement and all other Loan Documents to which it is a is a party and releases any security interest or lien that CIT may have in any of Weavers’ property. The Companies consent to the foregoing releases and agree that the Financing Agreement and the other Loan Documents shall continue in full force and effect with respect to each of the Companies in accordance with their respective terms. From and after the date of this Amendment, the term “Companies” in the Financing Agreement shall be a reference to CCI, Hamco and CCIP, and the term “Company” in the Financing Agreement shall be a reference to any one of CCI, Hamco and CCIP as the context may require. The Companies covenant and agree that Weavers has or promptly hereafter shall discontinue any operations and business it may have other than to complete the sale and disposition of its remaining assets and to wind up its business and dissolve.

ARTICLE II

AMENDMENTS TO FINANCING AGREEMENT

The Financing Agreement is hereby amended as follows:

2.1           Section 1.1 of the Financing Agreement is amended as follows:

(a)     The following defined terms are deleted: Collection Days, Early Termination Date, Early Termination Fee and Prepayment Premium.

(b)     The defined term “Applicable Margin” is amended in its entirety to read as follows:

“Applicable Margin shall mean -0.5% for Chase Bank Rate Loans and 2% for LIBOR Loans.”

(c)     The defined term “Fixed Charges” is amended by adding the following sentence to the end thereof: “Notwithstanding the foregoing clause (f) of this definition to the contrary, the amount of the special dividend paid by CCI to its shareholders in December 2012, up to the lesser of $0.50 per share of CCI’s common stock or $5,000,000, shall not constitute Fixed Charges.”

(d)     The defined term “Revolving Line of Credit Fee” is amended by deleting the words and figure “one fourth of one percent (0.25%)” and substituting the words and figure “one eighth of one percent (0.125%)” in lieu thereof.

(e)     The defined term “Termination Date” is amended by deleting the date “July 13, 2013” and substituting the date “July 11, 2016” in lieu thereof.

(f)     The defined terms “Financial Covenant Applicability Date” and “Financial Covenant Inapplicability Date” are each amended by deleting the figure “$6,000,000” and by substituting the figure “$3,000,000” in lieu thereof.

2.2           The second sentence of clause (b) of Section 3.2 is amended in its entirety to read as follows:

“All amounts received from a Depository Account and any other proceeds of the Collateral (other than Factored Accounts) deposited into CIT’s Bank Account will, for purposes of calculating Net Availability and interest, be credited to the Client Position Account on the date of deposit in CIT’s Bank Account, and all payments on and other proceeds of Factored Accounts will be credited to the applicable Accounts Receivable Account promptly after crediting the account of the customer or customers obligated to CIT on such Factored Accounts.”

2.3          Clause (a) of Section 4.3 is amended by deleting the phrase “and the applicable Prepayment Premium”.

2.4           Clause (b) of Section 4.3 is amended by deleting the phrase “(i) accrued interest on the principal so prepaid to the date of such prepayment and (ii) the Prepayment Premium due with respect to such prepayment” and by substituting the phrase “accrued interest on the principal so prepaid to the date of such prepayment” in lieu thereof.

2.5           Clause (a) of Section 7.3 is amended in its entirety to read as follows:

“(a)     Fixed Charge Coverage. Until termination of this Financing Agreement and the full and final payment and satisfaction of all Obligations, but subject to Section 7.3(b), the Companies agree to maintain a Fixed Charge Coverage Ratio, calculated and tested at the end of each fiscal quarter based on the period of twelve consecutive months then ended, of not less than 1.0 to 1.0.”

2.6           Clause (d) of Section 8.1 is amended by deleting the words and figure “one percent (1%)” and by substituting the words and figure “two percent (2%)” in lieu thereof.

2.7           Section 8.5 is amended in its entirety to read as follows:

“8.5      Revolving Line of Credit Fee. On the first day of each month, the Companies agree to pay to CIT the Revolving Line of Credit Fee.”

2.8           Section 8.7 is amended in its entirety to read as follows:

“8.7     Administrative Management Fee. On the first day of each month that immediately follows a month in which the sum of the principal amount of all outstanding Revolving Loans plus the undrawn amount of all outstanding Letters of Credit exceeded the Accounts Borrowing Base on any day, the Companies agree to pay to CIT the Administrative Management Fee, which shall be fully earned when paid.”

2.9           Section 8.11 is amended in its entirety to read as follows:

“Reserved.”

2.10         Section 11 is amended by deleting the phrase “, provided that the Companies pays to CIT any Early Termination Fee and Prepayment Premium due and payable hereunder on the date of termination”.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Companies hereby represent and warrant to CIT that:

3.1           Compliance With the Financing Agreement. As of the execution of this Amendment, each Company is in compliance with all of the terms and provisions set forth in the Financing Agreement and the other Loan Documents to be observed or performed by such Company.

3.2           Representations in Financing Agreement. The representations and warranties of each Company set forth in the Financing Agreement and the other Loan Documents are true and correct in all material respects except to the extent that such representations and warranties relate solely to or are specifically expressed as of a particular date or period which is past or expired as of the date hereof.

3.3           No Event of Default. No Default or Event of Default exists.

ARTICLE IV

CONDITIONS PRECEDENT

4.1           Loan Documents. The Financing Agreement and the other Loan Documents are amended to provide that any reference therein to the Financing Agreement shall mean, unless otherwise specifically provided, the Financing Agreement as amended hereby, and as further amended, restated, supplemented or modified from time to time.

4.2           Conditions Precedent.

(a)          The deletion from the Financing Agreement of the defined term Collection Days as described in Section 2.1(a) of this Amendment and the amendments to the Financing Agreement contained in Sections 2.2 and 2.7 of this Amendment shall become effective and deemed effective retroactively as of June 7, 2012 upon the receipt by CIT of this Amendment, duly executed by the Companies.

(b)         The amendments to the Financing Agreement contained in this Amendment, other than those described in Section 4.2(a) of this Amendment, shall become effective and be deemed effective as of 12:00 a.m., Charlotte, North Carolina time, July 11, 2013 (the “Effective Time”), provided the following conditions precedent have been satisfied or waived by CIT:

(i)            CIT shall have received the following documents, each to be in form and content satisfactory to CIT and its counsel:

(x)     this Amendment, duly executed by the Companies;

(y)     on July 10, 2013, an executed certificate from E. Randall Chestnut or another officer of each Company acceptable to CIT, substantially in the form attached hereto as Exhibit A certifying that as of the date thereof, after giving effect to the effectiveness of this Amendment, (x) the representations and warranties contained in the Financing Agreement are true and correct in all material respects, (y) each Company is in compliance with all of the terms and provisions set forth in the Financing Agreement and (z) no Default or Event of Default exists; and

(z)     such other documents, instruments and agreements as CIT shall reasonably request in connection with the foregoing matters.

(ii)           From the date of this Amendment through the Effective Time, there shall not have occurred any event, condition or state of facts which would reasonably be expected to have a Material Adverse Effect, as reasonably determined by CIT; and

(iii)          At the Effective Time, no Default or Event of Default exists.

For the avoidance of doubt, it is understood and agreed that if the conditions precedent described in this Section 4.2(b) are not satisfied or waived by CIT by the Effective Time, the amendments to the Financing Agreement contained in this Amendment, other than those described in Section 4.2(a) of this Amendment, shall be deemed to be null and void and of no further force and effect whatsoever.

ARTICLE V

GENERAL

5.1           Full Force and Effect. As expressly amended hereby, the Financing Agreement and the other Loan Documents shall continue in full force and effect in accordance with the provisions thereof. As used in the Financing Agreement and the other Loan Documents, “hereinafter,” “hereto,” “hereof,” or words of similar import, shall, unless the context otherwise requires, mean the Financing Agreement or the other Loan Documents, as the case may be, as amended by this Amendment.

5.2           Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York.

5.3           Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile or by electronic transmission in “pdf” or other imaging format shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or electronic transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.

5.4           Further Assurances. The Companies shall execute and deliver to CIT such documents, certificates and opinions as CIT may reasonably request to effect the amendments contemplated by this Amendment.

5.5           Headings. The headings of this Amendment are for the purpose of reference only and shall not effect the construction of this Amendment.

5.6           Expenses. The Companies shall reimburse CIT for CIT’s legal fees and expenses (whether in-house or outside) incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and all other agreements and documents contemplated hereby.

5.7           Waiver of Jury Trial.     TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH COMPANY AND CIT WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AMENDMENT, THE FINANCING AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers to be effective on the day and year first above written.

COMPANIES:

CROWN CRAFTS, INC.
HAMCO, INC.
CROWN CRAFTS INFANT PRODUCTS, INC.

By:	/s/ Olivia Elliott
Olivia Elliott
CFO

CIT:

THE CIT GROUP/COMMERCIAL SERVICES, INC.

By:	/s/ Vernon Wells
Vernon Wells
Vice President